Exhibit 99.1

Dolby CEO Bill Jasper Announces Retirement; CFO Kevin Yeaman Tapped as New CEO

SAN FRANCISCO--(BUSINESS WIRE)--February 25, 2009--Dolby Laboratories, Inc. (NYSE:DLB), announced today that Bill Jasper, the company’s President and Chief Executive Officer, will retire on March 27, the last day of the company’s second fiscal quarter, from his executive posts after 30 years as a senior executive with Dolby. Jasper will continue to serve on Dolby’s Board of Directors. Company Chief Financial Officer, Kevin Yeaman, will succeed Jasper as the new President and CEO and will join the Board of Directors effective upon assuming the CEO role.

“Bill Jasper led Dolby Laboratories through its evolution from the small company that I started to the international organization it is today,” said Ray Dolby, Founder. “The company has thrived under his leadership. I thank him for his resourceful and dependable service to our organization and wish him the best as he moves on to the next phase of his life.”

Jasper joined Dolby in 1979 as Chief Financial Officer and was named company President in 1983. Over the years, he has led the company through many of its technology transformations, including analog to digital, music to film, cassettes to DVDs, and audio-only to audio and video. Today, Dolby® technologies enhance consumers’ enjoyment of digital entertainment in more ways than ever before.

“I’m honored to have had the opportunity to lead Dolby over the past three decades and would like to thank Ray for an incredible opportunity that has been extremely rewarding, both professionally and personally. I am proud of our employees, and of the world-class products, technologies, and services they deliver,” said Jasper. “I’m very pleased to have Kevin taking the reins. I have every confidence that the company will continue to flourish under his leadership. Kevin is an outstanding leader with the ability to focus an organization to achieve results.”

Yeaman joined Dolby in 2005 as Chief Financial Officer, where, in addition to running the financial organization and investor relations, he has been an instrumental member of the company’s strategic planning process. Prior to joining Dolby, Yeaman was Chief Financial Officer at E.piphany, Inc. and was key to taking that company from its early stages as a private technology start-up to a public company. Yeaman began his career with ten years at KPMG, LLP.

“I want to thank Bill for his leadership at Dolby. I am excited to have the opportunity to build on the foundation that Bill and Ray have established,” said Yeaman. “Dolby’s success has always come from its smart, passionate, and talented people. We have many exciting opportunities at Dolby, and I look forward to leading this great company as we pursue them.”

Tim Partridge, Executive Vice President of Products and Technologies, and Marty Jaffe, Executive Vice President, Business Affairs, both informed the company that they would be leaving their positions in order to pursue other goals. Effective March 6, 2009, the company will promote Michael Rockwell, Senior Vice President of Worldwide Engineering, to Executive Vice President of Products and Technologies.

The Company's Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss these changes at 1:00 p.m. PT/4:00 p.m. ET, Wednesday, February 25, 2009.

Access to the teleconference will be available over the Internet from http://investor.dolby.com/events.cfm or by dialing 1-888-516-2438. International callers can access the conference call at 1-719-325-2432.

A replay of the call will be available beginning at 4:00 p.m. PT on February 25, 2009, until 9:00 p.m. PT on March 4, 2009, at 1-888-203-1112. International callers can access the replay by dialing 1-719-457-0820 and using confirmation code 4155102. An archived version of the teleconference will also be available on www.dolby.com.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. Visit www.dolby.com for more information.

Certain statements in this press release, including statements relating to the company continuing to flourish and focus on attaining results and expected benefits to be derived therefrom, are "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends and competitive pressures in the markets in which Dolby operates; the effects of the economic recession both domestically and internationally; Dolby's ability to develop, maintain, and strengthen relationships with industry participants; Dolby's ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; risks associated with the management changes; and other risks detailed in Dolby's Securities and Exchange Commission filings and reports, including the risks identified under the section captioned "Risk Factors" in its most recent Periodic Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S09/20999 DLB-F

CONTACT:
Dolby Laboratories, Inc.
Jeanne Alford, 415-645-5245 (Media)
news@dolby.com
Alex Hughes, 415-645-4572 (Investors)
investor@dolby.com